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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                TRUE HEALTH, INC.
                              (a Utah corporation)


                        Commission File Number: 000-30351
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                                  (Check One):
     [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

                         For Period Ended: July 31, 2004
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                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                        For the Transition Period Ended:
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                   Nothing in this form shall be construed to
                          imply that the Commission has
                       verified any information contained
                                     herein.
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                        If the notification relates to a
                      portion of the filing checked above,
                        identify the Item(s) to which the
                              notification relates:

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                        PART I -- REGISTRANT INFORMATION


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                             Full Name of Registrant

                                True Health, Inc.
                              (a Utah corporation)
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                            Former Name if Applicable

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            Address of Principal Executive Office (Street and Number)

                                  Kelsey House
                                 77 High Street
                                    Beckenham
                                      Kent
                                     BR3 1AN
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                        PART II--RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

                  [  ]     (a)      The reasons described in reasonable detail
         in Part III of this form could not be eliminated without unreasonable effort or expense;

                  [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  [  ]     (c)      The accountant's statement or other exhibit
         required by Rule 12b-25(c) has been attached if applicable.


                               PART III--NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

                  Data and other information regarding certain material operations of the Company as well as its financial statements required for the filing are not currently available and could not be made available without unreasonable effort and expense.



                           PART IV--OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

                 David Francis             44 208 658 9870
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                  (Name)              (Area Code)     (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                           [X] Yes          [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                           [  ] Yes         [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                                True Health, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  September 14, 2004                      Name:    ______________________
                                                       David Francis, President